Exhibit 99.1

NEWS RELEASE

Rambus and Micron Sign License Agreement

Agreement settles all outstanding disputes

SUNNYVALE, Calif. and BOISE, Idaho — December 9, 2013 — Rambus Inc. (NASDAQ:RMBS) and Micron Technology, Inc. (NASDAQ:MU) today announced they have signed a broad patent cross license agreement. Under the agreement, Micron gains the right to use any Rambus patent for the manufacture of specified integrated circuit products, including any memory integrated circuit products. Certain of these memory products will enjoy a perpetual, paid-up license after the end of the initial term.  The agreement requires quarterly royalty payments to Rambus over the next seven years capped at $10 million per quarter, with a rolling twelve-month cap fixed at $40 million, or $280 million during the initial term. In addition, Micron will have the option to extend the initial term of this agreement for additional renewal periods. As part of this agreement, the two companies have settled all outstanding patent and antitrust claims, and the agreement covers both Micron and Elpida products. Other terms and details of the agreement are confidential.

“This milestone agreement puts years of legal disputes behind both companies and opens doors for future cooperation,” said Dr. Ron Black, president and chief executive officer at Rambus. “We continue to focus on developing innovative technology and furthering our more open, collaborative relationship with the broader industry.”

“The industry is at an important juncture with the emergence of memory systems and solutions, and Micron is ideally positioned to capitalize on this trend,” said Micron CEO Mark Durcan.

Rambus management will host a conference call tomorrow, December 10, 2013 at 5:30am PT to discuss this agreement and settlement. The call will be available online at investor.rambus.com. A replay will be available following the call on the Rambus Investor Relations website for one week at the following numbers: (855) 859-2056 (domestic) or (404) 537-3406 (international) with ID# 23087430.

About Rambus Inc.
Rambus is the innovative technology solutions company that brings invention to market. Unleashing the intellectual power of our world-class engineers and scientists in a collaborative and synergistic way, Rambus invents, licenses and develops solutions that challenge and enable our customers to create the future. While best known for creating unsurpassed semiconductor memory architectures, Rambus is also developing world-changing products and services in security and advanced LED lighting and displays. For additional details, visit rambus.com.

About Micron

Micron Technology, Inc., is a global leader in advanced semiconductor systems. Micron’s broad portfolio of high-performance memory technologies—including DRAM, NAND and NOR Flash—is the basis for solid state drives, modules, multichip packages and other system solutions. Backed by more than 35 years of technology leadership, Micron’s memory solutions enable the world’s most innovative computing, consumer, enterprise storage, networking, mobile, embedded and automotive applications. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

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Press contacts:

Jason Morris or Darah Roslyn

Schwartz MSL for Rambus

(415) 512-0770

rambus@schwartzmsl.com

Daniel Francisco

Micron Technology

208-368-5584

dfrancisco@micron.com